Exhibit 99.1

IDT Corporation - Results for Fourth Quarter and Full Year Fiscal 2010

NEWARK, NJ — October 14, 2010:  IDT Corporation (NYSE: IDT; IDT.C) reported net income of $7.5 million ($0.33 per diluted share) for its fourth quarter of fiscal 2010 and net income of $20.3 million ($0.94 per diluted share) for its fiscal year ended July 31, 2010.

FOURTH QUARTER FISCAL 2010 SUMMARY

$ in millions, except EPS	Q4 2010	Q3 2010	Q4 2009	YoY Change (%/$)
Revenues	$356.0	$355.4	$343.0		+3.8%
Gross profit	$73.2	$74.2	$78.0		(6.2)%
Gross margin percentage	20.6%	20.9%	22.8%	(220 basis points)
Total SG&A expense (including corporate SG&A, bad debt expense, and research and development expense)	$58.1	$56.1	$64.7		(10.2)%
Corporate SG&A expense	$2.0	$1.4	$5.6		(63.5)%
Adjusted EBITDA	$15.1	$18.1	$13.4		+12.9%
Income (loss) from operations	$7.8	$16.6	$(0.2)	$	+8.0
Net income attributable to IDT	$7.5	$12.6	$7.2		+3.1%
Diluted EPS attributable to IDT	$0.33	$0.58	$0.35		$(0.02)
Net cash provided by (used in) operating activities	$8.7	$32.2	$(2.4)	$	+11.2

FULL-YEAR FISCAL 2010 SUMMARY

$ in millions, except EPS	Fiscal 2010	Fiscal 2009	Change (%/$)
Revenues	$1,401.4	$1,507.7		(7.0)%
Gross profit	$290.7	$347.5		(16.3)%
Gross margin percentage	20.7%	23.1%	(230 basis points)
Total SG&A expense (including corporate SG&A, bad debt expense, and research and development expense)	$230.4	$298.1		(22.7)%
Corporate SG&A expense	$11.8	$28.4		(58.6)%
Adjusted EBITDA	$60.3	$49.5		+21.9%
Income (loss) from operations	$32.2	$(43.3)	$	+75.5
Net income (loss) attributable to IDT	$20.3	$(155.4)	$	+175.7
Diluted EPS (LPS) attributable to IDT	$0.94	$(6.90)	$	+7.84
Net cash provided by (used in) operating activities	$56.2	$(100.8)	$	+157.0

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, impairments, restructuring charges, gains on settlements and other, net, and gain on the sale of interest in AMSO, LLC.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See reconciliations provided below.

MANAGEMENT COMMENTS

Howard Jonas, IDT’s Chairman and CEO, said, “I’m very pleased with our results for both the fourth quarter and the full 2010 fiscal year.  Our successful restructuring program helped us to achieve substantial improvements in our bottom line, operating cash flow, and balance sheet for fiscal 2010 compared to prior years.  At the same time, we continue to invest prudently in our oil shale and other long term initiatives which, we believe, offer our shareholders superior long-term growth potential.”

IDT’s Chief Financial Officer, Bill Pereira, added, “IDT’s core Telecom and Energy businesses delivered solid operational performances throughout fiscal 2010.  IDT Telecom leveraged its distribution network and network platform to introduce new products and services, contributing to the third consecutive quarter of sequential growth in both revenue and Adjusted EBITDA in our Telecom Platform Services segment.  IDT Energy reported solid year over year operating income growth for the fourth quarter with strong demand for electricity spurred by the hot weather across New York in June and July, and generated margins that again exceeded expectations.”

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At July 31, 2010, IDT reported $233.8 million of cash, cash equivalents and marketable securities, including $11.8 million of restricted cash and cash equivalents.  Current assets totaled $381.1 million, and current liabilities totaled $285.0 million. During Q4, IDT sold a building in New Jersey for cash of $3.1 million and used $2.7 million of the proceeds to repay a portion of the mortgage secured by the property. The Company recognized a gain of $0.7 million on the sale.

Net cash provided by operating activities was $8.7 million in Q4, compared to net cash used in operating activities of $2.4 million during the year ago quarter.  Net cash provided by operating activities during fiscal 2010 totaled $56.2 million compared to net cash used in operating activities of $100.8 million for fiscal 2009.  Capital expenditures in fiscal 2010 totaled $8.3 million, compared to $14.6 million in the prior year.

OPERATING RESULTS BY SEGMENT

Unless otherwise noted, all results are for the fourth quarter of IDT’s 2010 fiscal year. In addition, Fabrix T.V., Ltd., which was historically included in the Telecom Platform Services segment, was transferred to ‘All Other’ in the fourth quarter of fiscal 2010. To the extent possible, comparative historical results have been reclassified and restated as if the fiscal 2010 business segment structure existed in all periods presented, although these results may not be indicative of the results for the specific segments which would have been achieved had the business segment structure been in effect during those periods.

IDT TELECOM:   Telecom Platform Services (TPS)

TPS - FOURTH QUARTER FISCAL 2010 SUMMARY

$ in millions	Q4 2010	Q3 2010	Q4 2009	YoY Change (%/$)
Revenues	$299.7	$291.3	$293.1	+2.3%
Minutes of use	5,559	5,364	4,743	+17.2%
Gross profit	$55.7	$52.6	$60.7	(8.3)%
Gross margin percentage	18.6%	18.1%	20.7%	(210 basis points)
SG&A expense (including bad debt expense)	$44.4	$42.5	$49.1	(9.6)%
Adjusted EBITDA	$11.3	$10.1	$11.6	(3.0)%
Income from operations	$4.5	$12.8	$0.4	$ +4.1

TPS - FULL-YEAR FISCAL 2010 SUMMARY

$ in millions	Fiscal 2010	Fiscal 2009	Change (%/$)
Revenues	$1,156.7	$1,183.5	(2.3)%
Minutes of use	20,991	19,001	+10.5%
Gross profit	$206.8	$240.1	(13.9)%
Gross margin percentage	17.9%	20.3%	(240 basis points)
SG&A expense (including bad debt expense)	$172.0	$209.8	(18.0)%
Adjusted EBITDA	$34.8	$30.3	+14.9%
Income (loss) from operations	$14.4	$(45.8)	$ +60.2

For the fourth quarter of fiscal 2010, TPS’ revenues increased 2.3% year over year to $299.7 million, and rose 2.9% sequentially.  Compared to both the year ago and sequential quarters, growth in prepaid services revenues were partially offset by declining revenues from the wholesale carrier business.  (Comparisons of both minutes of use and financial results versus Q3 are influenced by the three additional calendar days in the fourth quarter of fiscal 2010 compared to the third quarter, and by the significant minutes of use typically generated by Mothers’ Day and Fathers’ Day, both of which fall within the fourth quarter of IDT’s fiscal year.)

TPS’ minutes of use totaled 5.6 billion in Q4, a 17.2% increase compared to 4Q09 and a 3.6% increase compared to the prior quarter.  The year over year increase was generated primarily by TPS’ wholesale carrier and European prepaid services businesses, while the sequential increase was primarily a function of the additional calendar days in the fourth quarter.

For fiscal 2010, TPS’ revenues totaled $1,156.7 million, a 2.3% decline compared to fiscal 2009.  Compared to the prior year, prepaid services revenues increased modestly but were offset by declining revenues in wholesale carrier.  TPS’ minutes of use increased 10.5% year over year to 21.0 billion, driven by strong volume increases in both our prepaid services and wholesale carrier businesses.

During Q4, revenues in our U.S. prepaid services business increased 15% year over year, despite phasing out sales of low-margin, non-IDT provided, domestic mobile top-up cards.  The revenue increase is attributable to both IDT’s branded calling cards, and continued growth in our international mobile top-up (IMTU) card offerings.  IMTU cards enable customers to transfer minutes purchased in the U.S. directly to accounts held by friends and family at participating wireless carriers overseas. In addition, prepaid services revenues in Europe – which were negatively impacted by the weakening of local currencies versus the U.S. dollar during Q4 - grew in both Q4 and fiscal 2010 compared to the prior year, as a result of increased sales, primarily in Germany and Italy. Wholesale carrier revenues declined in fiscal 2010 compared to the prior year despite substantial growth in minutes of use, reflecting continued price competition.

TPS’ gross margin percentage in Q4 was 18.6% on gross profit of $55.7 million.  Gross margin percentage declined 210 basis points year over year as management pursued a top-line growth strategy in its prepaid services offerings, both in the U.S. and abroad, coupled with increased sales in the U.S. of lower margin IMTU cards, partially offset by the phase-out of very low-margin non-IDT provided mobile domestic top-up card sales.  Sequentially, gross margin percentage increased 50 basis points.

For fiscal 2010, TPS’ gross margin percentage declined 240 basis points compared to the prior year primarily because of the same factors that influenced the quarter over quarter comparisons.

TPS’ SG&A expense was reduced to $42.9 million in Q4, representing an 11.6% decline year over year but an increase of 3.5% sequentially.  The year over year decline reflects reductions in legal services, facilities and network maintenance, and call center costs, partially offset by increases in advertising and marketing costs.  The modest sequential increase reflects higher advertising and marketing costs, as well as an increase in compensation costs.

For fiscal 2010, TPS’ SG&A expense totaled $169.0 million, a 17.0% reduction compared to fiscal 2009, primarily due to reductions in compensation and benefits, third-party commissions, legal services, and facilities and network maintenance costs.

TPS generated $11.3 million in Adjusted EBITDA in Q4, a $0.3 million decrease compared to the year-ago period, but a $1.2 million increase compared to the prior quarter.

For fiscal 2010, TPS’ Adjusted EBITDA totaled $34.8 million, a $4.5 million increase from the prior year, primarily as a result of the significant SG&A expense reductions achieved, mostly offset by declines in revenues and gross profit.

TPS’ depreciation and amortization expense was $7.0 million in Q4, a 33.7% decline from the year ago period.  For fiscal 2010, TPS’ depreciation and amortization expense was $29.2 million, a 30.7% reduction compared to fiscal 2009.  Year over year, the carrying values of IDT Telecom’s fixed assets declined due to assets becoming fully depreciated and lower levels of capital expenditures in recent periods.

TPS’ income from operations was $4.5 million in Q4, up from $0.4 million in 4Q09.  Sequentially, TPS’ income from operations declined from $12.8 million in 3Q10, when TPS benefitted from a $10.0 million gain on a legal settlement.

For fiscal 2010, TPS’ income from operations totaled $14.4 million, including the impact of the $10.0 million gain on a legal settlement and $1.6 million in restructuring charges, compared to a loss from operations of $45.8 million in fiscal 2009, which included impairment charges totaling $29.1 million and $4.8 million in restructuring charges.

IDT TELECOM:  Consumer Phone Services (CPS)
CPS, which includes sales of both bundled (unlimited local and long distance) services as well as long distance-only services, has been in “harvest mode” since fiscal 2006 - maximizing revenues from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 4Q10 revenues were $8.3 million, a 28.5% decline year over year, and a 4.2% decline sequentially.  For fiscal 2010, CPS’ revenues totaled $37.2 million, a 30.7% decline compared to fiscal 2009.

Gross margin for CPS in Q4 was 60.1%, a 780 basis point increase year over year, and a 710 basis point increase sequentially, as margins for the quarter benefitted from the reversal of certain regulatory accruals. For fiscal 2010, CPS’ gross margin averaged 56.2%, a 10 basis point decrease from the prior year.

CPS’ SG&A expense for Q4 was $1.7 million, a 28.5% decline year over year, and a 12.3% decrease sequentially. For fiscal 2010, SG&A expense declined to $7.5 million, a 33.2% reduction compared to fiscal 2009.

CPS’ Adjusted EBITDA in Q4 was $3.1 million, a 7.5% decline year over year, but a 25.9% increase sequentially, due to the gross margin increase noted above.  For fiscal 2010, Adjusted EBITDA totaled $12.7 million, a 33.7% decrease compared to fiscal 2009.

CPS’ income from operations for Q4 was $3.0 million, an 8.9% decline year over year, but a 23.8% increase compared to the prior quarter.  For fiscal 2010, income from operations totaled $12.5 million, a 33.0% reduction compared to the prior year.

GENIE ENERGY
Genie Energy includes the IDT Energy and Genie Oil & Gas (formerly ‘Alternative Energy’) segments. The Genie Oil & Gas segment consists of IDT’s interests in AMSO, LLC - a joint venture to develop oil shale on federal lands in Colorado, and Israel Energy Initiatives, Ltd. (IEI), a shale oil exploration and production venture in Israel, and other smaller investments.

IDT Energy

 FOURTH QUARTER FISCAL 2010 SUMMARY

$ in millions	Q4 2010	Q3 2010	Q4 2009	YoY Change (%/$)
Revenues	$46.5	$53.8	$37.0	+25.6%
Gross profit	$11.2	$15.7	$9.4	+19.3%
Gross margin percentage	24.0%	29.1%	25.3%	(130 basis points)
SG&A expense (including bad debt expense)	$5.5	$5.7	$4.3	+28.1%
Adjusted EBITDA	$5.7	$9.9	$5.0	+12.5%
Income from operations	$5.6	$9.9	$5.0	+12.3%

FULL-YEAR FISCAL 2010 SUMMARY

$ in millions	Fiscal 2010	Fiscal 2009	Change (%/$)
Revenues	$201.4	$264.7	(23.9)%
Gross profit	$57.8	$72.2	(19.9)%
Gross margin percentage	28.7%	27.3%	+150 basis points
SG&A expense (including bad debt expense)	$19.8	$26.7	(25.6)%
Adjusted EBITDA	$38.0	$45.5	(16.5)%
Income from operations	$37.8	$45.4	(16.6)%

IDT Energy’s revenues were $46.5 million during 4Q10, a 25.6% increase compared to 4Q09, but a 13.7% decrease sequentially.  For fiscal 2010, IDT Energy revenues totaled $201.4 million, a 23.9% decline compared to fiscal 2009 reflecting a decline in both electric and gas prices charged to customers, and total kilowatt hours (kWh) and therms sold primarily reflecting a reduction in average meters served.

Total meters served as of July 31, 2010 were approximately 369,000,  6.9% lower than on July 31, 2009 but a 1.6% increase compared to the total on April 30, 2010, the last day of 3Q10.  While gross new additions fell year over year as a result of the restructuring of IDT Energy’s sales and marketing efforts undertaken in the fourth quarter of fiscal 2009, the average net churn rate also declined from 4.9% in fiscal 2009 to 3.1% in fiscal 2010.  The sequential increase in meters reflects the impact of customer acquisitions in new markets.

Electric revenue of $40.8 million increased 26.9% compared to 4Q09, and 38.8% sequentially.  Year over year, kWh sold increased 5.5% as the impact of hotter weather in June and July of 2010 was only partially offset by the decline in meters served, and average revenue per kWh increased 20.2% reflecting higher market prices for electricity.  As of July 31, 2010, IDT Energy served approximately 210,000 electric meters compared to approximately 228,000 at July 31, 2009.

The sequential increase in electric revenue primarily reflects the result of the seasonal impact on kWh sold, which increased 26.1%, as well as a 10.1% sequential increase in revenue per kWh.  Electric meters served also increased sequentially by approximately 4,700.

For fiscal 2010, electric revenue was $132.1 million, a 15.9% decline compared to fiscal 2009.  kWh sold declined 2.2% compared to fiscal 2009 primarily reflecting a reduction in average meters served, while average revenue per kWh declined 14.0% reflecting lower commodity prices corresponding to lower rates charged to customers for electricity.

Gas revenue in Q4 increased to $5.7 million, 17.4% higher than in 4Q09, but 76.9% lower than in 3Q10.  Year over year, the increase reflects a 51.7% increase in revenue per therm, partially offset by a 22.3% decline in therms sold reflecting a decline in gas meters served and changes in the composition of IDT Energy’s customer base which reduced therms sold per meter.  IDT Energy served approximately 159,000 gas meters as of July 31, 2010, compared to 169,000 at July 31, 2009 and 159,000 at April 30, 2010.  The sequential decline in gas revenue was primarily a result of a 69.1% decline in therms sold as a result of seasonal factors, augmented by a 25.2% decline in revenues per therm.

For fiscal 2010, gas revenues were $69.2 million, a 35.6% decline compared to fiscal 2009.  Factors contributing to the decline in gas revenue included lower average revenue per therm – an 18.9% decline year over year - as a result of falling commodity prices corresponding to lower rates, and decreases in meters served and therms sold per meter which contributed to a 20.6% decline in therms sold.

Gross margin at IDT Energy was 24.0% in Q4, a 130 basis point decline compared to the year ago period, and a 510 basis point decrease compared to the prior quarter.

For fiscal 2010, gross margin averaged 28.7%, a 150 basis point increase compared to the prior year.  The levels of gross margin obtained throughout fiscal 2010 may not be sustainable going forward.

SG&A expense in Q4 was $5.5 million, a 28.1% increase compared to the year ago period, but a 4.4% decrease compared to the prior quarter.  The year over year increase was primarily due to the impact of customer acquisition programs in New Jersey and Pennsylvania, while the sequential decrease primarily reflected a seasonal decrease in purchase of receivable (POR) fees, partially offset by higher customer acquisition costs.

For fiscal 2010, SG&A expense was $19.8 million, a 22.9% decline compared to fiscal 2009.  The reduction was primarily due to lower customer acquisition costs and POR fees reflecting, in part, the lower pace of gross customer acquisitions following the sales and marketing restructuring effort.  IDT Energy anticipates that its SG&A expense will increase in fiscal 2011 as a result of continuing customer acquisition programs in new markets.

Adjusted EBITDA for Q4 was $5.7 million, a 12.5% increase compared to the year ago, primarily as a result of higher electric and, to a lesser extent, gas, revenues, partially offset by increased SG&A costs. Sequentially, Adjusted EBITDA declined 43.0% primarily as the result of the seasonal reductions in gas revenue and decreased gross profit.

For fiscal 2010, IDT Energy’s Adjusted EBITDA totaled $38.0 million, a 16.5% decrease compared to fiscal 2009 reflecting a significant decrease in revenues and gross profit partially offset by reduced SG&A expenses.

Income from operations in Q4 was $5.6 million, a 12.3% increase year over year, and a 43.4% decrease sequentially.

For fiscal 2010, IDT Energy generated $37.8 in income from operations, a 16.6% decline compared to the prior year.

Genie Oil & Gas
Presently, Genie Oil & Gas’ operating expenses consist primarily of costs incurred by IEI.  IDT accounts for its 50% stake in AMSO, LLC using the equity method.

Genie Oil & Gas reported a loss from operations of $1.9 million including research and development expenses of $1.6 million in 4Q10 compared to a loss from operations of $0.8 million in 4Q09, and a loss from operations of $2.0 million in 3Q10.  For fiscal 2010, Genie Oil & Gas’ loss from operations totaled $6.5 million, a 69.1% increase compared to fiscal 2009.  Genie Oil & Gas’ loss from operations in fiscal 2009 is net of a $2.6 million gain on the sale to Total of a 50% interest in AMSO, LLC.

IDT’s equity in the net loss of AMSO, LLC - $0.5 million in 4Q10 and $1.6 million in the full 2010 fiscal year - is included in “Other income (expense), net” in its consolidated statement of operations.

During Q4, AMSO, LLC, a joint venture oil shale exploration and production initiative with Total, SA, continued construction and ongoing research and development work to prepare an oil shale pilot test to be conducted in calendar 2011. The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

IEI holds an exclusive Shale Oil Exploration and Production License covering 238 square kilometers in the Shfela basin region in Israel.  During Q4, IEI continued resource appraisal and characterization work in the license area. IEI has begun permitting and other preparatory work required prior to construction of a pilot plant.  The pilot test will provide a basis for determining the technical, environmental and economic viability of IEI’s proposed process for extracting oil from shale.  If not delayed by regulatory action or a pending litigation, pilot test construction could begin as early as calendar 2011, and pilot test operations could begin as early as calendar 2012.  The pilot test results would serve as the basis for permitting and designing any future commercial project.

OTHER RECENT DEVELOPMENTS

On July 28, 2010, IDT sold land and a building in Piscataway, New Jersey for $3.1 million, of which $2.7 million was used to repay a portion of the mortgage on the property. The Company recorded a gain of $0.7 million on the sale.

In August 2010, the Internal Revenue Service completed its audit of IDT’s federal tax returns for fiscal years 2006, 2007 and 2008. As a result of the audit, IDT’s pending refund claim was reduced by $0.4 million to $1.8 million, and its domestic net operating loss carry forward was reduced by $41 million to approximately $225 million at July 31, 2010.

On August 5, 2010, IDT announced the settlement of all outstanding disputes with eBay Inc., and Skype, Inc., and related parties including two patent infringement lawsuits pending in the United States District Court for the Western District of Arkansas.  The terms of the settlement are confidential and were not disclosed.

Following the end of the 2010 fiscal year, IDT received a net payment of $5.7 million from the settlement of an arbitration claim it had brought related to certain auction rate securities holdings. The securities’ original cost was $14.3 million.  At July 31, 2010, the carrying value of these securities was $0.2 million.

On August 31, 2010, Genie Energy announced the formation of its Strategic Advisory Board to advise management on strategic, financial, operational, and public policy matters related to Genie’s shale oil ventures.  Members of the Genie Strategic Advisory Board announced were:  Alan K. Burnham, PhD; former Vice President Dick Cheney; W. Wesley Perry, Chairman of the Board of Genie Energy; Allan Sass, PhD; Michael Steinhardt; Stephen M. Trauber; and Harold Vinegar, PhD.  On September 14, 2010, Genie Energy announced two additions to its Strategic Advisory Board: Rupert K. Murdoch and Eugene A. Renna.  The Board’s activities will be coordinated by Jim Courter, Vice Chairman of IDT Corporation.

On September 7, 2010, IDT’s Board of Directors voted to increase the size of IDT’s Board from five to six members and appointed W. Wesley Perry to fill the vacancy.  In addition to serving in the positions described above, Mr. Perry owns and operates S.E.S. Investments, Ltd., an oil and gas investments company, and serves as the mayor of Midland, Texas.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of IDT’s financial and operational results is posted in an audio file on the IDT website at http://www.idt.net/about/ir/overview.asp.  The audio file (in MP3 format) may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.
▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
As in recent quarters, Q&A will be in a written format.  Investors and others interested in IDT are invited to e-mail questions for management to invest@idt.net.  IDT will accept questions received through the close of business on Monday, October 18, 2010. Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm, and management’s response will be posted in a document available on IDT Corporation’s website and in a Form 8-K filing as early as Thursday, October 21, 2010 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$221,753	$117,902
Restricted cash and cash equivalents	11,831	64,992
Marketable securities	221	5,702
Trade accounts receivable, net of allowance for doubtful accounts of $12,628 and $15,740 at July 31, 2010 and 2009, respectively	105,232	138,697
Prepaid expenses	25,476	17,597
Investments-short-term	1,517	631
Other current assets	15,084	17,394
Assets of discontinued operations	—	18,790
TOTAL CURRENT ASSETS	381,114	381,705
Property, plant and equipment, net	96,892	129,066
Goodwill	18,429	17,275
Other intangibles, net	3,675	5,350
Investments—long-term	8,375	13,099
Other assets	9,310	13,125
TOTAL ASSETS	$517,795	$559,620
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$52,957	$68,120
Accrued expenses	143,822	151,530
Deferred revenue	69,186	67,505
Income taxes payable	10,085	9,533
Capital lease obligations—current portion	6,032	7,058
Notes payable—current portion	628	820
Other current liabilities	2,272	4,852
Liabilities of discontinued operations	—	5,496
TOTAL CURRENT LIABILITIES	284,982	314,914
Capital lease obligations—long-term portion	407	5,211
Notes payable—long-term portion	33,640	43,281
Other liabilities	12,793	16,772
TOTAL LIABILITIES	331,822	380,178
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,241 and 9,241 shares issued and 3,728 and 4,202 shares outstanding at July 31, 2010 and 2009, respectively	92	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at July 31, 2010 and 2009	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,213 and 22,913 shares issued and 15,625 and 15,503 shares outstanding at July 31, 2010 and 2009, respectively	232	229
Additional paid-in capital	711,701	720,804
Treasury stock, at cost, consisting of 5,513 and 5,039 shares of common stock and 7,588 and 7,410 shares of Class B common stock at July 31, 2010 and 2009, respectively	(295,626)	(293,901)
Accumulated other comprehensive (loss) income	(1,017)	953
Accumulated deficit	(231,626)	(251,916)
Total IDT Corporation stockholders’ equity	183,789	176,294
Noncontrolling interests	2,184	3,148
TOTAL EQUITY	185,973	179,442
TOTAL LIABILITIES AND EQUITY	$517,795	$559,620

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended July 31 (in thousands, except per share data)	2010	2009
REVENUES	$1,401,449	$1,507,659
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,110,723	1,160,121
Selling, general and administrative	218,595	281,896
Depreciation and amortization	33,426	47,698
Bad debt	3,777	7,122
Research and development	8,008	9,035
Impairments	(86)	38,351
Restructuring charges	4,927	9,332
TOTAL COSTS AND EXPENSES	1,379,370	1,553,555
Gains on settlements and other, net	10,084	—
Gain on sale of interest in AMSO, LLC	—	2,598
Income (loss) from operations	32,163	(43,298)
Interest expense, net	(6,262)	(2,640)
Other income (expense), net	27	(32,459)
Income (loss) from continuing operations before income taxes	25,928	(78,397)
(Provision for) benefit from income taxes	(5,275)	4,633
Income (loss) from continuing operations	20,653	(73,764)
Discontinued operations, net of tax:
Loss from discontinued operations	(151)	(77,287)
Loss on disposal/sale of discontinued operations	(229)	(2,628)
Total discontinued operations	(380)	(79,915)
NET INCOME (LOSS)	20,273	(153,679)
Net loss (income) attributable to noncontrolling interests	17	(1,770)
NET INCOME (LOSS) ATTRIBUTABLE TO IDT CORPORATION	$20,290	$(155,449)
Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$20,569	$(74,249)
Loss from discontinued operations	(279)	(81,200)
Net income (loss)	$20,290	$(155,449)
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$1.00	$(3.30)
Loss from discontinued operations	(0.01)	(3.60)
Net income (loss)	$0.99	$(6.90)
Weighted-average number of shares used in calculation of basic earnings per share	20,451	22,542
Diluted:
Income (loss) from continuing operations	$0.95	$(3.30)
Loss from discontinued operations	(0.01)	(3.60)
Net income (loss)	$0.94	$(6.90)
Weighted-average number of shares used in calculation of diluted earnings per share	21,546	22,542

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$20,273	$(153,679)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net loss from discontinued operations	380	79,915
Depreciation and amortization	33,426	47,698
Restructuring payments	(2,371)	(12,485)
Impairments	(86)	38,351
Deferred income taxes	—	2,300
Provision for doubtful accounts receivable	3,777	7,122
Net realized (gains) losses from sales of marketable securities	(336)	9,192
Gain on sale of interest in AMSO, LLC	—	(2,598)
(Gain) loss on sales of buildings	(675)	311
Gain on sale/disposal of businesses	—	(272)
Gain on sale of stock of subsidiary	—	(336)
Interest in the equity of investments	3,467	21,950
Stock-based compensation	2,541	3,409
Change in assets and liabilities, net of effects from sales/dispositions of businesses:
Trade accounts receivable	21,672	13,950
Prepaid expenses, other current assets and other assets	(8,072)	22,418
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(21,348)	(40,387)
Income taxes payable	552	(120,755)
Deferred revenue	3,003	(16,857)
Net cash provided by (used in) operating activities	56,203	(100,753)
INVESTING ACTIVITIES
Capital expenditures	(8,310)	(14,564)
Repayment of notes receivable, net	130	201
Capital contributions to AMSO, LLC	(1,991)	(1,074)
Investments and acquisitions	(400)	(5,876)
Proceeds from sales and redemptions of investments	2,762	28,601
Restricted cash and cash equivalents	53,161	(60,859)
Proceeds from sale of interest in AMSO, LLC	—	3,199
Proceeds from sales of buildings	5,270	4,892
Proceeds from insurance	500	—
Proceeds from sales and maturities of marketable securities	4,618	156,307
Purchases of marketable securities	—	(56,035)
Net cash provided by investing activities	55,740	54,792
FINANCING ACTIVITIES
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	(9,775)	—
Distributions to noncontrolling interests	(1,939)	(2,420)
Proceeds from sales of stock of subsidiaries	5,690	1,187
Proceeds from exercise of stock options	90	—
Proceeds from employee stock purchase plan	—	36
Repayments of capital lease obligations	(5,955)	(7,518)
Repayments of borrowings	(622)	(916)
Repurchases of common stock and Class B common stock	(1,879)	(8,365)
Net cash used in financing activities	(14,390)	(17,996)
DISCONTINUED OPERATIONS
Net cash provided by operating activities	930	128
Net cash (used in) provided by investing activities	(44)	27,958
Net cash used in financing activities	(471)	(1,629)
Net cash provided by discontinued operations	415	26,457
Effect of exchange rate changes on cash and cash equivalents	(597)	(3,004)
Net increase (decrease) in cash and cash equivalents	97,371	(40,504)
Cash and cash equivalents (including discontinued operations) at beginning of year	124,382	164,886
Cash and cash equivalents (including discontinued operations) at end of year	221,753	124,382
Less cash and cash equivalents of discontinued operations at end of year	—	(6,480)
Cash and cash equivalents (excluding discontinued operations) at end of year	$221,753	$117,902
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$4,822	$8,865
Cash payments made for income taxes	$4,898	$113,552
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Mortgage notes payable settled in connection with the sales of buildings	$8,837	$63,607
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$6,011	$—
Aggregate of note payable issued, note receivable forgiven, ownership interests assigned and other consideration for the UTA acquisition	$—	$4,833

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter of Fiscal Year 2010

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT’s earnings release for the fourth quarter of fiscal 2010 also disclosed Adjusted EBITDA, which is a non-GAAP measure that contains certain adjustments to net income (loss) or income (loss) from operations to eliminate the impact of certain items that management believes do not truly reflect IDT’s performance.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, bad debt expense and research and development expense.  Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add (1) depreciation and amortization, (2) impairments (3) restructuring charges, (4) gains on settlements and other, net, and (5) gain on sale of interest in AMSO, LLC. These additions are non-cash and/or non-routine items in the relevant fiscal 2010 and fiscal 2009 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and going forward intends to incur capital expenditures at the reduced levels. Accordingly, IDT’s telecommunications network is less costly than in the past, therefore exclusion of depreciation and amortization charges from IDT’s operating results is a useful indicator of its current performance.

The impairments and restructuring charges are also excluded in the calculation of Adjusted EBITDA. Impairments are primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. Restructuring charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, restructuring charges are decreasing and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Finally, the gains on settlements and other, net in the third and fourth quarters of fiscal 2010 and the gain on the sale of an interest in AMSO, LLC in the third quarter of fiscal 2009, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA.  Although the Company sells or disposes of businesses and sells interests in businesses from time-to-time and has a number of matters under litigation, such sales, disposals and/or settlements do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, bad debt expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss) or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Following are reconciliations of Adjusted EBITDA to the most directly comparable GAAP measure – income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil & Gas	All Other	Corporate
Three Months Ended July 31, 2010 (Q4 2010)
Revenues	$356.0	$299.7	$8.3	$46.5	$-	$1.6	$-
Direct cost of revenues	282.8	244.0	3.3	35.3	-	0.2	-
Selling, general and administrative	54.2	42.9	1.7	5.5	0.3	1.8	2.0
Bad debt	1.7	1.5	0.1	-	-	-	-
Research and development	2.2	-	-	-	1.6	0.7	-
Adjusted EBITDA	15.1	11.3	3.1	5.7	(1.9)	(1.0)	(2.0)
Subtract (Add):
Depreciation and amortization	8.0	7.0	-	-	-	0.7	0.2
Restructuring charges	0.4	0.2	0.1	-	-	-	0.1
Gains on settlement and other, net	(1.1)	(0.4)	-	-	-	(0.7)	-
Income (loss) from operations	7.8	$4.5	$3.0	$5.6	$(1.9)	$(1.1)	$(2.4)
Interest expense, net	(1.4)
Other income, net	0.1
Income from continuing operations before income taxes	6.5
Benefit from income taxes	1.0
Income from continuing operations	7.5
Loss from discontinued operations	-
Net income	7.5
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$7.5

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil & Gas	All Other	Corporate
$ in millions
Three Months Ended April 30, 2010 (Q3 2010)
Revenues	$355.4	$291.3	$8.6	$53.8	$-	$1.6	$-
Direct cost of revenues	281.2	238.7	4.1	38.1	-	0.3	-
Selling, general and administrative	52.6	41.4	2.0	5.7	0.3	1.8	1.4
Bad debt	1.2	1.0	0.1	-	-	-	-
Research and development	2.3	-	-	-	1.6	0.6	-
Adjusted EBITDA	18.1	10.1	2.4	9.9	(2.0)	(1.0)	(1.4)
Subtract (Add):
Depreciation and amortization	7.6	6.5	-	-	-	0.8	0.3
Restructuring charges	2.9	0.8	-	-	-	-	2.1
Gain on settlements, net	(9.0)	(10.0)	-	-	-	1.0	-
Income (loss) from operations	16.6	$12.8	$2.4	$9.9	$(2.0)	$(2.9)	$(3.7)
Interest expense, net	(1.6)
Other income, net	1.0
Income from continuing operations before income taxes	16.0
Provision for income taxes	(3.5)
Income from continuing operations	12.5
Loss from discontinued operations	-
Net income	12.5
Net loss attributable to noncontrolling interests	0.1
Net income attributable to IDT Corporation	$12.6

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil & Gas	All Other	Corporate
Three Months Ended July 31, 2009 (Q4 2009)
Revenues	$343.0	$293.1	$11.6	$37.0	$-	$1.4	$-
Direct cost of revenues	265.0	232.4	5.5	27.6	-	(0.5)	-
Selling, general and administrative	62.7	48.5	2.4	4.3	0.1	1.8	5.6
Bad debt	0.9	0.6	0.3	-	-	-	-
Research and development	1.1	-	-	-	0.7	0.4	-
Adjusted EBITDA	13.4	11.6	3.4	5.0	(0.8)	(0.3)	(5.6)
Subtract:
Depreciation and amortization	11.8	10.6	0.1	-	-	0.8	0.3
Impairments	0.2	-	-	-	-	0.2	-
Restructuring charges	1.6	0.6	-	-	-	-	1.0
(Loss) income from operations	(0.2)	$0.4	$3.3	$5.0	$(0.8)	$(1.3)	$(6.9)
Interest expense, net	(1.6)
Other expense, net	(1.9)
Loss from continuing operations before income taxes	(3.7)
Benefit from income taxes	15.3
Income from continuing operations	11.6
Loss from discontinued operations	(2.5)
Net income	9.1
Net (income) attributable to noncontrolling interests	(1.9)
Net income attributable to IDT Corporation	$7.2

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil & Gas	All Other	Corporate
Year Ended July 31, 2010 (Fiscal 2010)
Revenues	$1,401.4	$1,156.7	$37.2	$201.4	$-	$6.3	$-
Direct cost of revenues	1,110.7	949.9	16.3	143.5	-	1.0	-
Selling, general and administrative	218.6	169.0	7.5	19.8	1.3	9.3	11.8
Bad debt	3.8	3.0	0.7	-	-	-	-
Research and development	8.0	-	-	-	5.2	2.8	-
Adjusted EBITDA	60.3	34.8	12.7	38.0	(6.5)	(6.8)	(11.8)
Subtract (Add):
Depreciation and amortization	33.4	29.2	0.1	0.1	-	3.0	1.0
Impairments	(0.1)	-	-	-	-	(0.1)	-
Restructuring charges	4.9	1.6	0.1	0.1	-	-	3.2
Gains on settlements and other, net	(10.1)	(10.4)	-	-	-	0.3	-
Income (loss) from operations	32.2	$14.4	$12.5	$37.8	$(6.5)	$(10.0)	$(16.0)
Interest expense, net	(6.3)
Other income, net	-
Income from continuing operations before income taxes	25.9
Provision for income taxes	(5.3)
Income from continuing operations	20.7
Loss from discontinued operations	(0.4)
Net income	20.3
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$20.3

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil & Gas	All Other	Corporate
Year Ended July 31, 2009 (Fiscal 2009)
Revenues	$1,507.7	$1,183.5	$53.7	$264.7	$-	$5.8	$-
Direct cost of revenues	1,160.1	943.4	23.5	192.5	-	0.7	-
Selling, general and administrative	281.9	203.6	11.2	25.7	0.2	12.8	28.4
Bad debt	7.1	6.2	(0.1)	1.0	-	0.1	-
Research and development	9.0	-	-	-	6.3	2.8	-
Adjusted EBITDA	49.5	30.3	19.1	45.5	(6.4)	(10.5)	(28.4)
Subtract (Add):
Depreciation and amortization	47.7	42.2	0.5	0.1	-	3.7	1.3
Impairments	38.4	29.1	-	-	-	9.3	-
Restructuring charges	9.3	4.8	-	-	-	0.9	3.6
Gain on sale of interest in AMSO LLC	(2.6)	-	-	-	(2.6)	-	-
(Loss) income from operations	(43.3)	$(45.8)	$18.6	$45.4	$(3.8)	$(24.4)	$(33.3)
Interest expense, net	(2.6)
Other expense, net	(32.5)
Loss from continuing operations before income taxes	(78.4)
Benefit from income taxes	4.6
Loss from continuing operations	(73.8)
Loss from discontinued operations	(79.9)
Net loss	(153.7)
Net (income) attributable to noncontrolling interests	(1.7)
Net loss attributable to IDT Corporation	$(155.4)